Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Don Von Hagen (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP AND APPALACHIAN REGIONAL HEALTHCARE CREATE COMPREHENSIVE LABORATORY COLLABORATION
LabCorp’s Expertise in Health System Collaborations will Benefit Patients across Eastern Kentucky and Southern West Virginia
Burlington, NC, March 22, 2018-LabCorp® (NYSE: LH) and Appalachian Regional Healthcare have entered into a multi-year, comprehensive laboratory partnership. Through the collaboration, LabCorp Diagnostics will provide technical services for Appalachian Regional Healthcare’s hospital-based labs, reference testing services for its entire network of facilities and clinicians, and access to enhanced information technology and data analytics to help improve the delivery of patient care.
LabCorp, a leading global life sciences company that is deeply integrated in guiding patient care, provides comprehensive clinical laboratory and end-to-end drug development services. Appalachian Regional Healthcare is a not-for-profit health system operating a network of hospitals, multi-specialty physician practices, home health agencies, home medical equipment stores, and retail pharmacies serving communities across Eastern Kentucky and Southern West Virginia.
“The collaboration between Appalachian Regional Healthcare and LabCorp Diagnostics will help to provide high-quality, high-value and standardized laboratory diagnostics for patients and physicians as well as help Appalachian Regional Healthcare fulfill its mission to improve the health and promote the well-being of all people in the region it serves,” said Gary Huff, CEO of LabCorp Diagnostics. “LabCorp Diagnostics’ industry-leading solutions meet the needs of health systems and their patients across the entire spectrum of care. We are grateful for the opportunity to help Appalachian Regional Healthcare improve health and lives in the communities where it plays such a critical role.”
“As healthcare continues to evolve and change, Appalachian Regional Healthcare’s vision to be the most trusted healthcare provider in the communities we serve is more important than ever,” Appalachian Regional Healthcare President and CEO Joe Grossman said. “We continue to grow our system, providing our patients with a wide range of services that virtually eliminates the need to leave the area for care. At the heart of all of these services are our laboratories. We are pleased to partner with LabCorp Diagnostics to provide our patients the most high-quality and comprehensive service for which LabCorp is known.”
About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
About Appalachian Regional Healthcare
Appalachian Regional Healthcare is a not-for-profit health system currently operating 11 hospitals in Barbourville, Hazard, Harlan, Hyden, McDowell, Middlesboro, West Liberty, Whitesburg and South Williamson in Kentucky and Beckley and Hinton in West Virginia, as well as multi-specialty physician practices, home health agencies, home medical equipment stores and retail pharmacies. ARH employs nearly 5,000 people with an annual payroll and benefits of $330 million generated into our local economies. ARH also has a network of more than 600 active and courtesy medical staff members. ARH is the largest provider of care and single largest employer in southeastern Kentucky and the third largest private employer in southern West Virginia, and is consistently recognized for its medical excellence.

This press release contains forward-looking statements about LabCorp’s (the Company) future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.